UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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EQT Corporation

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SUBJECT:  ANNUAL SHAREHOLDERS’ MEETING

The Company’s Annual Meeting of Shareholders will be held in Pittsburgh on Wednesday, April 21, 2010.  Proxy material was mailed to all record shareholders on March 11, 2010, as well as to participants in the Company’s 401(k) Plan who have an EQT stock account and to employees who hold restricted EQT shares.  If you own EQT stock in “street name” through a broker, you will receive the same material from that source.  If you hold EQT stock in “street name” you may receive a notice of Internet availability of proxy materials containing instructions regarding how to access our proxy statement and annual report online (the “eProxy Notice”).  The eProxy Notice contains instructions regarding how shareholders can elect to receive a printed copy of the proxy statement and annual report. The eProxy Notice also instructs shareholders how to submit a proxy vote over the Internet.

Your vote is more important than ever in 2010.  This year’s proxy includes two shareholder proposals — one regarding a majority vote standard in director elections and one regarding sustainability report/climate change disclosures. EQT believes that approval of either proposal would not be in the best interests of EQT or its shareholders.

The majority voting by-law and resignation policy adopted by your Board of Directors in 2006 has the same practical effect as the proposed majority voting structure.  Moreover, the legal community, shareholder advocates, governance experts, public companies and the Congress of the United States continue to debate the pros and cons of majority voting.  EQT believes that our majority voting policy is the appropriate position pending a consensus in this area.

The application of the vague and confusing guidelines supported by the proponent for a special sustainability report/climate change disclosures would require an extraordinary amount of time, effort and money and would divert valuable resources from where they are most needed, i.e. continuing EQT’s strong commitment to safety and the environment, improving our technologies and increasing production to increase shareholder return.

Management urges you to vote AGAINST both shareholder proposals.

Also included in this year’s proxy are two EQT proposals — one regarding the election of four of your directors to new terms and one regarding the ratification of the appointment of Ernst & Young, LLP as EQT’s registered public accounting firm for 2010.

Management urges you to vote FOR the director-nominees and FOR the ratification of Ernst & Young.

The shareholder proposals and the proposal to elect four of your directors to new terms are considered “non-routine matters.”  In order to pass, each of these proposals must receive the affirmative vote of a majority of the votes cast on the proposals at the annual meeting by the holders of common stock voting in person or by proxy.  Banks and brokers who do not receive instructions are not permitted to vote on non-routine matters.  Consequently, shareholders who do vote will influence the outcome of the election in greater proportion than their percentage ownership of the company.

You can read more about each proposal, and the other matters expected to be brought before the annual meeting of shareholders, in the company’s proxy statement.

If you have not already done so, please vote each of your proxy and/or direction cards via the Internet, telephone or by signing, dating and returning the cards in the envelopes provided as soon as possible.  The direction card for the 401(k) shares can be returned in the envelope addressed to BNY Mellon Shareowner Services who will tabulate the votes for Fidelity.  Fidelity in turn will vote your shares as directed by you on the direction card.

If you have received a direction card for restricted shares, please return it to Nicole H. King (22nd Fl., EQT Plaza) for recording and tabulation.  You are not permitted to vote these shares via the Internet or telephone.

Please vote all of your shares by responding to each proxy or direction card promptly.

Because a large number of employees are shareholders, we obviously could not operate efficiently if we were to invite all employee shareholders to attend the Annual Meeting.  Therefore, only those employees who are specifically requested by Murry Gerber to be present at the shareholders’ meeting will be authorized to attend.  Otherwise, you will need to take a vacation day if you wish to attend the meeting.

If you have any questions, please call the Corporate Secretary’s office at 412-553-5891.

***Managers, please post this for the benefit of those employees who do not have e-mail access.***